Exhibit 5.6

(McCarthy Tétrault LLP Letterhead)

June 27, 2002

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilières du Québec
Office of the Administrator of Securities, New Brunswick
Nova Scotia Securities Commission
Prince Edward Island, Department of Justice
Securities Commission of Newfoundland and Labrador

Dear Sirs/Mesdames:

Re: CP Ships Limited (the “Issuer”)

     We refer you to the short form base PREP prospectus of the Issuer dated June 27, 2002 (the “Prospectus”), relating to an offering of common shares of the Issuer. In the Prospectus, reference is made to the opinion of this firm under the subheading “Certain Canadian Federal Income Tax Considerations to Non-Resident Shareholders”. We hereby consent to being named in the Prospectus, to the inclusion of the reference to the opinion of this firm and to the use of our opinion.

     We also confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from our opinion referred to above or that are within our knowledge as a result of the services we have performed to render this opinion.

     This letter is provided in compliance with applicable securities legislation and policies and is not to be used for any other purpose.

Yours truly,

/s/ McCarthy Tétrault LLP
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McCarthy Tétrault LLP